Exhibit 99.1

NEWS RELEASE

CONTACT: Kim Duncan Senior Director, Investor Relations ir@cooperco.com	6140 Stoneridge Mall Road Suite 590 Pleasanton, CA 94588 925-460-3663 www.coopercos.com

THE COOPER COMPANIES COMPLETES VOLUNTARY TENDER OFFER FOR ORIGIO

PLEASANTON, Calif., July 11, 2012 — The Cooper Companies, Inc. (NYSE:COO) today announced it has completed the purchase of 31,561,239 shares, or 96.99% of the issued and outstanding shares of Origio a/s, a Danish company listed on the Oslo Stock Exchange (OSE:ORO). The purchase of the shares was pursuant to a voluntary public tender offer for the outstanding shares and warrants of Origio that commenced June 4, 2012. To acquire all outstanding shares of Origio, Cooper will now proceed with the mandatory redemption of the remaining Origio shares in accordance with the Danish Companies Act.

About Origio

Origio is a leading global in-vitro fertilization (IVF) medical device company that develops, manufactures and distributes highly specialized products that target IVF treatment with a goal to make fertility treatment safer, more efficient and convenient. Based in Malov, Denmark, Origio has approximately 320 employees and generated sales of DKK 370 million (approximately US$65 million) in 2011.

Forward-Looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Statements relating to guidance, plans, prospects, goals, strategies, future actions, events or performance and other statements which are other than statements of historical fact, including our 2012 Guidance and all statements regarding anticipated growth in our revenue, expected results of operations and integration of any acquisition are forward-looking. To identify these statements look for words like “believes,” “expects,” “may,” “will,” “should,” “could,” “seeks,” “intends,” “plans,” “estimates” or “anticipates” and similar words or phrases. Forward-looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise and are subject to risks and uncertainties.

Among the factors that could cause our actual results and future actions to differ materially from those described in forward-looking statements are described in our Securities and Exchange Commission filings, including the “Business” and “Risk Factors” sections in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2011, as such Risk Factors may be updated in quarterly filings.

We caution investors that forward-looking statements reflect our analysis only on their stated date. We disclaim any intent to update them except as required by law.

About The Cooper Companies

Cooper is a global medical device company publicly traded on the NYSE Euronext (NYSE:COO). Cooper is dedicated to being A Quality of Life Company™ with a focus on delivering shareholder value. Cooper operates through two business units, CooperVision and CooperSurgical. CooperVision brings a refreshing perspective on vision care with a commitment to crafting a wide range of high-quality products for contact lens wearers and providing focused practitioner support. CooperSurgical focuses on supplying women’s health clinicians with market leading products and treatment options to improve the delivery of healthcare to women. Headquartered in Pleasanton, CA, Cooper has over 7,000 employees with products sold in over 100 countries. For more information, please visit www.coopercos.com.

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